As filed with the Securities and Exchange Commission on November 7, 2001.

                                Registration No. 333-52404


                  SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                          AMENDMENT NO. 2
                                To
                             FORM S-8

                    Registration Statement Under
                     The Securities Act of 1933

                        SEARCHHOUND.COM, INC.
        (Exact name of registrant as specified in its charter)

 Nevada                                              91-1942841
(State or other jurisdiction                        (I.R.S. Employer
of incorporation)                                   Identification No.)

                  BOARD OF DIRECTORS COMPENSATION PLAN
                                 AND
                    EMPLOYEE STOCK PURCHASE PLAN
                      (Full title of plans)

                      Dave Mullikin, President
                       SearchHound.com, Inc.
                          200 Main Street
                             Suite 305
                       Kansas City, MO 64105
                (Name and address for agent of service)

                            (816) 960-3777
                   (Telephone number, including area
                      code, for agent of service)



                    CALCULATION OF REGISTRATION FEE
Title of          Amount          Proposed          Proposed      Amount of
Securities        to be           maximum           maximum       registration
to be             registered (1)  offering (2)      aggregate     fee
registered                        price per share   price
___________________________________________________________________________
Common Stock,     3,000,000       $0.05             $150,000       $37.50
par value $0.001
per share

(1) Includes such additional indeterminate number of shares as may be issuable pursuant to applicable antidilution provisions. All shares registered hereunder shall be issuable only pursuant to the Employee Stock Purchase Plan.

(2) Calculated in accordance with the provisions of Rule 457(c) using the average of the bid and asked prices reported by the National Quotation Bureau for over-the-counter trading for November 6, 2001.

    STATEMENT OF INFORMATION INCORPORATE BY REFERENCE

    The contents within the Corporation's Registration Statement on Form S-8 filed with the Securities Exchange Commission on December 21, 2000 (File No. 333-52404)are incorporated herein by reference.



Item 8. Exhibits.

        Exhibit No.     Description

         5.2 Opinion of Bryan Cave LLP as to the validity of the issuance of the securities being registered.*

        23.2            Consent of Gregg M. Haywood, CPA P.S.*

        23.4 Consent of Bryan Cave LLP (included in Exhibit 5.2 hereto).


SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this sixth day of November, 2001.


                        SEARCHHOUND.COM, INC.



                        By /s/
                        _______________________________________
                            Dave Mullikin
                            President, Chief Executive Officer
                            and Chief Financial Officer






Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature           Title                                   Date


/s/                 President, Chief Executive Officer,     November____, 2001
____________
Dave Mullikin       Chief Financial Officer and Director


/s/                 Executive Vice President, Secretary,    November ____, 2001
____________
Brad Cohen          Treasurer and Director


/s/                 Director                                November ____, 2001
____________
John Flanders


/s/                 Director                                November ____, 2001
____________
Art Fillmore



Exhibit 5.2

Bryan Cave LLP
3500 One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105-2100
(816) 374-3200
Facsimile:  (816) 374-3300

November 7, 2001

SearchHound.com, Inc.
200 Main Street
Suite 305
Kansas City, Missouri 64105

Ladies and Gentlemen:

We have acted as counsel to SearchHound.com, Inc., a Nevada corporation (the "Corporation"), in connection with the registration under the Securities Act of 1933, as amended, on an amended Form S-8 (the "Registration Statement"). The Registration Statement provides for the registration of an additional 3,000,000 shares of the Corporation's Class A Common stock par value $0.001 per share, (the "Common Stock") reserved for issuance to (i) employees and consultants in lieu of compensation for services rendered to the Corporation pursuant to various service provider agreements, (ii) to employees in accordance with the SearchHound.com, Inc. Employee Stock Purchase Plan (iii) and the Board of Directors of the Corporation pursuant to the SearchHound.com, Inc. Board of Directors Compensation Plan. All additional shares of Common Stock registered under the Registration Statement shall be referred to herein as "the Shares."
As such counsel, we have examined and relied upon originals or copies, certified or otherwise, identified to our satisfaction of such corporate records, agreements, documents, instruments and certificates of officers and representatives of the Corporation and have made such investigations of law, as we deem necessary or appropriate in order to enable us to render the opinion expressed below.

Based upon the foregoing, and reliance thereon, we are of the opinion that the Shares have been duly and validly authorized for issuance and will be, when issued and delivered, fully paid and nonassessable. The opinion stated herein, is as of the date hereof, and we assume no obligation to update or supplement this legal opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. This legal opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Bryan Cave LLP
Bryan Cave LLP

Exhibit 23.2



CONSENT OF INDEPENDENT AUDITOR

I consent to the incorporation by reference in this Registration Statement of SearchHound.com, Inc. on the amended Form S-8 of my report dated April 20, 2001, included in the Annual Report on Form 10-KSB of SearchHound.com, Inc. for the year ended December 31, 2000.


/s/
----------------------------------------
Gregg M. Haywood, CPA P.S.
Parkville, Missouri